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                                                            |       NEWS       |
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COMMUNITY  WEST  BANCSHARES
445  PINE  AVENUE,  GOLETA,  CA  93117

FOR  IMMEDIATE  RELEASE
CONTACT:   LYNDA  RADKE,  CFO
PHONE:     805-692-1862
FAX:       805-692-5835
URL:       HTTP://WWW.COMMUNITYWEST.COM
SYMBOL:    CWBC

                 COMMUNITY WEST BANCSHARES ANNOUNCES COMPLETION
                      OF THE SALE OF PALOMAR COMMUNITY BANK

Goleta, California, August 20, 2001 - Community West Bancshares (NASDAQ:CWBC) today announced the completion of the sale of Palomar Community Bank to Centennial First Financial Services (OTCBB:CFFX).

Under the terms of the definitive agreement, signed in December of 2000, Centennial First, paid Community West $10.5 million in cash in exchange for the outstanding stock of Palomar Community Bank.

Lew Stone, President and CEO of Community West Bancshares commented, "We are very pleased to have consummated this transaction. Proceeds from this sale will allow us to commit significant additional resources to our primary subsidiary Goleta National Bank and its higher margin profit centers."

                                COMPANY OVERVIEW

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Goleta National Bank, which has two full service branches, one in Goleta and one in Ventura, California. Goleta National Bank is one of the Nation's largest SBA leaders with loan production offices located in Alabama, California, Florida, Georgia, South Carolina, North Carolina, Tennessee, Oregon, Nevada and Washington. The principal business areas and profit generators of the company are Relationship Banking and Short-Term Consumer lending with net interest margins, Small Business Administration (SBA) lending with fee income, and mortgage-based Consumer Finance lending with fee income.

                             SAFE HARBOR DISCLOSURE

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including but not limited to, the ability of the Company to implement its strategy and expand its lending operations. Furthermore the Company will have certain restrictions placed on its operations by the Office of the Comptroller of the Currency until it deems that it has substantially complied with the letter agreement signed by the GNB Board of Directors. The Company has attempted to incorporate these restrictions into its business plans and it believes that they will not impact the organization's earnings ability into the future.


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